M-SYSTEMS FLASH DISK PIONEERS LIMITED

ORDINARY SHARES PURCHASE AGREEMENT

May 1, 2003

To: Dr. Hans Wagner

Dear Dr. Wagner,

M-Systems Flash Disk Pioneers Limited (the "Company"), proposes to sell to you (the "Purchaser") 500,000 shares (collectively, the "Shares") of the Company`s Ordinary Shares, nominal value 0.001 New Israeli Shekel per share, at a purchase price per share of $8.21 (based on the lowest price of the Company`s Ordinary Shares as quoted on the date hereof on NASDAQ) for an aggregate investment amount of $4,105,000 (the "Purchase Price"). In connection with and in consideration for the sale and purchase of the Shares, the Company and the Purchaser agree to abide by the mutual covenants contained herein.

1.  Sale and Purchase of the Shares. On the basis of the representations, warranties and agreements contained in, and subject to the terms and conditions of this Share Purchase Agreement (the "Agreement"), and after receiving the approval of both the Audit Committee and the Board of Directors of the Company, the Company agrees to sell to the Purchaser, and the Purchaser agree to purchase from the Company, the Shares.

2.  Closing; Delivery and Payment; Stock Certificate. The closing of the transactions contemplated hereby (the "Closing") shall take place on a date to be agreed by the Company and the Purchaser, which will not be later than 60 days from the date hereof. At the Closing, the Purchaser will pay to the Company the Purchase Price and the Company shall deliver the Shares to the Purchaser. Payment of the Purchase Price shall be made as designated by the Company. The Company shall issue to the Purchaser, as soon as practicable after the Closing, a stock certificate (bearing the legend set forth in Section 5(d) below) covering the Shares purchased hereunder.

3.  Offering of Shares.  The Shares will be offered and sold to the Purchaser without being registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption therefrom provided by Section 4(2) of the Securities Act.

4.  Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchaser as follows:

(a)  The Company has been duly incorporated and is validly existing under the laws of the State of Israel.

(b)  All necessary corporate action has been duly and validly taken to authorize the execution, delivery and performance of this Agreement by the Company.  This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

5.  Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to Company that:

(a)  This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

(b)  The Shares to be received by the Purchaser will be acquired for investment for the Purchaser's own account, and not with a view to the distribution of any part thereof.  The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Shares.

(c)  The Purchaser understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act, or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.  In the absence of an effective registration statement covering the Shares, the Purchaser will sell, transfer, or otherwise dispose of the Shares only in a manner consistent with its representations and agreements set forth herein.

(d)  The Purchaser understands that until the Shares are registered under the Securities Act, the certificates evidencing the Shares may bear substantially the following legends:

(i) "THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") AND APPLICABLE STATE LAW, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM (IN EACH CASE BASED UPON DOCUMENTATION SATISFACTORY TO THE COMPANY, INCLUDING AN OPINION OF COUNSEL SATISFACTORY TO IT THAT REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAWS IS NOT REQUIRED) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT."

(ii) Any legend required by any applicable law.

(e)  The Purchaser is an "accredited investor" as such term is defined in Rule 501(a)(1) promulgated pursuant to the Securities Act.

(f)  The Purchaser's financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time.

(g)  The Purchaser has such knowledge and experience in financial and business matters and in making high risk investments of this type and is capable of evaluating the merits and risks of the purchase of the Shares.

(h) The Purchaser acknowledges that the Company will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that, if any of the acknowledgments, representations and agreements are no longer accurate, it shall promptly notify the Company, and the Company acknowledges that the representations and the agreements of the Purchaser herein are without prejudice to the representations and warranties of the Company contained in Section 4 above.

6.  Miscellaneous.

(a) This Agreement has been and is made for the benefit of the Purchaser and the Company, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

(b) All notices and communications hereunder shall be in writing and mailed or delivered or by telephone or telegraph if subsequently confirmed in writing, (a) if to the Purchaser, to 8 Devonhurs Place, Heathfield Terrace, London W4 4JD, UK and (b) if to the Company, to 7 Atir Yeda St., Kfar Saba, Israel 44425 (Attn: Ronit Maor, CFO)

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to any conflicts or choice of law principles which would cause the application of the internal laws of any jurisdiction other than the State of Israel.

(d) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed:

M-Systems Flash Disk Pioneers Limited	Dr. Hans Wagner
By:_______________	_______________
Its:________________

____(1)____